UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2023

AVALON GLOBOCARE CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38728	47-1685128
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4400 Route 9 South, Suite 3100, Freehold, New Jersey 07728

(Address of principal executive offices) (zip code)

732-780-4400

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ALBT	The Nasdaq Capital Market

Item 3.03. Material Modifications to Rights of Security Holders.

On October 19, 2022, Avalon GloboCare Corp. (the “Company”) received a written consent in lieu of a meeting of Stockholders from holders of shares of common stock representing approximately 61.4% of the total issued and outstanding shares of common stock of the Company approving the granting of discretionary authority to the Board of Directors (the “Board”), at any time for a period of 12 months after the date of the Written Consent, to authorize the adoption of an amendment to the Company’s Amended and Rested Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to effect a reverse stock split of the Company’s common stock at a ratio between 1 for 2 to 1 for 10, such ratio to be determined by the Board, or to determine not to proceed with the reverse stock split.

On December 22, 2022, the Company, filed a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Certificate of Amendment”), which effected a reverse stock split of its common stock at a ratio of 1-to-10 with an effective time of, 12:01 a.m. eastern time, January 5, 2023 (the “Reverse Stock Split”), which was approved by the Board on December 19, 2022. Trading of the Company’s common stock on The NASDAQ Capital Market on a split-adjusted basis is expected to begin at the opening of trading on January 5, 2023 with a new CUSIP number (05344R 203).

As a result of the Reverse Stock Split, each 10 shares of common stock will be combined into one share of common stock and the total number of shares of common stock outstanding will be reduced from approximately 99.9 million shares to approximately 9.9 million shares. Because the Certificate of Amendment did not reduce the number of authorized shares of the Company’s common stock, the effect of the Reverse Stock Split was to increase the number of shares of common stock available for issuance relative to the number of shares issued and outstanding. The Reverse Stock Split did not alter the par value of the Company’s common stock or modify any voting rights or other terms of the Company’s common stock. No fractional shares would be issued if, as a result of the Reverse Stock Split, a stockholder would otherwise become entitled to a fractional share. Instead, stockholders who otherwise would be entitled to receive fractional shares because they held a number of shares not evenly divisible by the ratio of the Reverse Stock Split will automatically be entitled to receive an additional share of common stock. In other words, any fractional share will be rounded up to the nearest whole number.

The above description of the Certificate of Amendment and the Reverse Stock Split is qualified in its entirety by reference to the Certificate of Amendment, a copy of which is attached hereto as Exhibit 3.1.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 22, 2022, the Company filed the Certificate of Amendment with the Secretary of State of the State of Delaware, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference, to effect the Reverse Stock Split. The description of the Certificate of Amendment and the Reverse Stock Split set forth in Item 3.03 of this Current Report is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

The following exhibit is filed herewith:

(d)  Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, of Avalon GloboCare Corp.

104	Cover Page Interactive Date File (embedded within the Inline XRBL document)

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALON GLOBOCARE CORP.

Dated: January 4, 2023	By:	/s/ Luisa Ingargiola
		Name:	Luisa Ingargiola
		Title:	Chief Financial Officer

2